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EXHIBIT 99.5

Consent of Prospective Director

        Pursuant to Rule 438 under the Securities Act of 1933, as amended (the "Securities Act"), the undersigned hereby consents to be named as about to become a director of Andrew Corporation (the "Registrant") in the Registration Statement on Form S-4 of the Registrant relating to the Registrant's Common Stock and Series A 7.75% Convertible Preferred Stock to be filed with the Securities and Exchange Commission pursuant to the Securities Act.

/s/ PHILIP WM. COLBURN Name: Philip Wm. Colburn
March 18, 2003 Date

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Consent of Prospective Director